UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Tandy Brands Accessories, Inc.

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The following slide presentation was presented to Institutional Investors Services on October 12, 2007 by Tandy Brands Accessories, Inc. (the “Company”) and may be used by the Company to make presentations to other corporate governance organizations or Tandy Brands stockholders in the future.
Important Additional Information
The Company filed a definitive proxy statement in connection with its 2007 annual meeting of shareholders with the Securities and Exchange Commission on September 21, 2007. Stockholders are strongly advised to read the proxy statement carefully, as it contains important information. The Company and certain other persons may be deemed participants in the solicitation of proxies from stockholders in connection with the Company’s 2007 Annual Meeting of Stockholders. Information concerning such participants is available in the Company’s Proxy Statement, filed with the Securities and Exchange Commission on September 21, 2007. Stockholders may obtain, free of charge, copies of the Company’s Proxy Statement and any other documents filed by the Company with the SEC in connection with the 2007 Annual Meeting of Stockholders at the SEC’s website at www.sec.gov or by contacting the Company’s proxy solicitor Georgeson Inc. at (888) 605-7570 toll free.

Company Overview
Retail Distribution
TBA's Key Retail Partners
Brands by Retail Segment
Investment Highlights
Key Activities
Tandy Brands Strategic Plan
Key Financial Results - Fiscal 2007
Corporate Governance
Tandy's Board: Independent and Well-Qualified
Tandy's Board: Independent and Well-Qualified Nominees
Dissident Nominees: Lacking in Expertise and Offer No Strategic Vision
Dissident Nominees: Lacking in Expertise and Offer No Strategic Vision

Annual Shareholder Meeting: October 29, 2007 Investor Presentation

EXCEPT FOR HISTORICAL INFORMATION, STATEMENTS MADE DURING THIS PRESENTATION ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, WHICH MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED OR EXPECTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHER THINGS, THE COMPETITIVE ENVIRONMENT IN THE INDUSTRY IN GENERAL AND IN THE COMPANY'S SPECIFIC MARKET AREAS, INFLATION, CHANGES IN THE COST OF GOODS AND SERVICES AND ECONOMIC CONDITIONS IN GENERAL AND IN THE COMPANY'S SPECIFIC MARKET AREA. THOSE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN THE COMPANY'S FILINGS WITH THE SEC.

Tandy Brands Accessories, Inc. is a leading designer and marketer of men's, women's and children's branded accessories Over the past two years, Tandy Brands has been focused on enhancing profitability and streamlining operations Eliminated certain women's categories in Fiscal 2007, enhancing gross margin by 500 basis points Moved domestic manufacturing overseas, which is expected to add approximately 200 basis points to gross margin in Fiscal 2008 By proactively reducing revenue to increase profitability and cash flow, the Company is better positioned and has more resources to focus on expansion opportunities With these primarily cost-driven initiatives completed, Tandy Brands is now positioned as a highly profitable platform prepared for growth Provides competencies in product design, sourcing and distribution through virtually every retail channel in the U.S. Company Overview

Retail Distribution TBA's strategic objective of "across the board" selling has resulted in the successful placement of TBA fashion products into nearly every type and size of retail operation including: Office Supply Sporting Goods E-Commerce Website Specialty Chains National Chains Military Exchanges Premium Market Outlet Stores Mass Merchants Golf Pro Shops Wholesale Clubs Drug Stores Shoe Stores TV Shopping Uniform Stores Ind. Specialty Stores Supermarkets Department Stores Catalogs

TBA's Key Retail Partners Mass Merchants Department Stores National Chains Nordstrom Dillard's Federated/Macy's Belk Kohl's Stage Boscov's Gottschalk's Bon-Ton /Carson's The Bay (Canada) Wal«Mart (U.S., Canada & Mexico) Target ShopKo/Pamida Meijer Fred Meyer Kmart Zellers (Canada) Sears (U.S. & Canada) JCPenney (U.S. & Mexico) Mervyn's AAFES Stein Mart TJ Maxx Marshall's Men's Wearhouse Goody's Casual Male Fred Meyer Tractor Supply Moores (Canada) 7,000+Accounts

Brands by Retail Segment Brands by Retail Segment Brands by Retail Segment Brands by Retail Segment Licensed Private Proprietary

Strong margin structure and improving profitability Record of strong profitability and continued improvement in its operating margins In fiscal 2007, the Company produced a 35.9% gross margin with a 5.5% adjusted EBITDA margin In April 2007, Tandy Brands announced that it would be closing its domestic manufacturing facilities and relocating these functions off-shore, resulting in approximately $2 million in annual savings For fiscal 2008, the Company expects to see improvement in its margins, resulting in a 38.3% gross margin and a 7.0% adjusted EBITDA margin Strong sourcing capabilities The Company has strong relationships with a number of high-quality, low-cost foreign manufacturers who provide particularly labor-intensive products, such as small leather goods, manufactured to its specifications The Company currently sources from over 100 foreign and domestic suppliers spanning 13 countries, with the majority of products sourced from China Factory relationships for certain key merchandise categories such as belts and small leather goods span over 30 years Investment Highlights

Investment Highlights (continued)

Design leadership, strong merchandising and category management capabilities

- Leading designer and marketer of branded men's, women's and children's accessories employing 40 talented designers and merchandisers with 75 years of experience cumulatively
- The Company has expertise in multiple categories, including men's, women's and boys' belts; men's and women's small leather goods; handbags; sporting goods; neckwear and gift accessories
- Tandy Brands is able to offer its retail partners extensive category management skills




GOODYEAR
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EILEEN WEST
macy's
Dillard's

TANDY·BRANDS ACCESSORIES, INC.
8

Key Activities Returned the Women's segment to profitability during fiscal 2007. Announced the closing of our belt manufacturing facility in Yoakum, TX. Ceased production at this facility on June 29, 2007, and future belt production is outsourced overseas. Entered into License Agreement with Goodyear and Geno d'Lucca.

Tandy Brands Strategic Plan Restructuring announced April 26, 2006 Tandy moved to discontinue certain non-profitable lines from Women's business. Increased quarterly dividend Hired investment bank to explore strategic alternatives - Financo, Inc. Expand Tandy's stable of licensees Beginning fiscal 2008, Tandy will market select Goodyear gifts and auto accessories to auto parts retail outlets, tire dealers and mass market auto departments. Tandy signed an agreement with high-end leather goods designer and manufacturer Geno D'Lucca - Tandy becomes the exclusive licensee in North America to market men's belts, small leather goods and sandals. Grow Tandy's gift business to makes this a more year-round business. Totes Outdoors / Hi-Tech Products

Key Financial Results - Fiscal 2007 Improved our net income by $5.4 million Reduced our SG&A expenses by $4 million Improved our year-to-year gross margins by 240 basis points (excluding charges for discontinued inventory) Reduced our debt by 57%.

Corporate Governance ISS Corporate Governance Quotient ("CGQ") ratings have been dramatically improved. Tandy Brands Accessories, Inc. outperformed 94.5% of the companies in the CGQ Universe and 77.6% of the companies in the Consumer Durables & Apparel group. Poison Pill will expire on October 19, 2007. Tandy will seek shareholder approval of any future pill within twelve months of adoption. De-Classify the Board proposal currently on the ballot for the 2007 shareholder meeting.

Tandy's Board: Independent and Well-Qualified 7 total directors on the board All but Britt Jenkins (CEO) are independent, non-employee directors. Two directors currently up for re-election: Columbe M. Nicholas W. Grady Rosier

W. Grady Rosier, age 59, Mr. Rosier been a director since February 2005. Mr. Rosier has over 30 years of experience in the retail and distribution industries. He currently serves as President and Chief Executive Officer of McLane Company, Inc., a position he has held for 11 years. During this time, he helped guide the evolution of the company into a leading distributor within the grocery and food service industry. Mr. Rosier joined McLane Company in 1984 as President, McLane/Sunwest, and has since served in senior and executive management roles throughout the company's value chain, including purchasing, distribution, marketing, and customer service. Formerly a subsidiary of Wal-Mart Stores, McLane Company was acquired by Berkshire Hathaway Inc. in May 2003. Mr. Rosier also serves on the board of directors of Evergreen Energy, a publicly traded energy company. Mr. Rosier earned a bachelor of arts degree from the University of Florida. Tandy's Board: Independent and Well-Qualified Nominees

Colombe M. Nicholas, age 62 Colombe has been a director since October 1999. Since 2002, Ms. Nicholas has served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc., specializing in the fashion industry. Prior to working as a private consultant from 1999 to 2002, Ms. Nicholas served as President and Chief Executive Officer of Anne Klein Group, a women's fashion apparel company, from August 1996 to July 1999, when the company was sold to Kasper, ASL. From December 1993 to July 1996, Ms. Nicholas served as President and Chief Executive Officer of Orr Felt Company, a family-owned business that provides felt for paper manufacturing. From April 1991 to November 1993, she was the President and Chief Operating Officer of Giorgio Armani Fashion Corporation, the largest licensee of Armani Spa, Italy. From May 1980 to January 1989, Ms. Nicholas served as President and Chief Executive Officer of Christian Dior New York, a designer fashion company. Ms. Nicholas currently serves as a member of the Board of Trustees of the University of Dayton in Dayton, Ohio and on the board of directors of Herbalife International. Ms. Nicholas earned a bachelor of arts degree from the University of Dayton and a juris doctorate degree from the University of Cincinnati College of Law, and holds an honorary doctorate in business administration from Bryant College of Rhode Island. Tandy's Board: Independent and Well-Qualified Nominees (continued)

Dissident Nominees: Lacking in Expertise and Offer No Strategic Vision Dissident nominees: have NO EXPERIENCE serving on the board of a public company. Have NO OPERATIONAL EXPERIENCE in running a public or private company. Have NO EXPERIENCE in the accessories or retail industry. Have brought NOTHING NEW to the table. Their "vision" for the future and their "proposals" were either already being considered by Tandy's board or were already in process long before Tandy and the dissident were communicating.

Dissident is seeking two seats - represents one-third of the board. Disproportionate to their ownership, which is less than 1% of the outstanding shares. Dissident Nominees: Lacking in Expertise and Offer No Strategic Vision

Your Vote is Important - Protect Your Investment Support the Tandy Board's Nominees Vote the WHITE proxy today!